SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 6, 2004 (May 6, 2004)

Mission Resources Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-09498	76-0437769
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Lamar

Suite 1455

Houston, Texas 77010-3039

(Address and Zip Code of Principal Executive Offices)

(713) 495-3000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Required Regulation FD Disclosure.

None.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of business acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits.

None.

Item 12. Results of Operations and Financial Condition.

On May 6, 2004, Mission Resources Corporation reported financial and operational results for the first quarter of 2004.

•	First quarter 2004 net income was $360,000 and discretionary cash flow was $11.4 million.

•	First quarter 2004 average daily production was 61.8 million cubic feet of gas equivalent (“Mmcfed”).

•	The current average daily production rate is approximately 67 Mmcfed.

•	Lease operating expenses declined 19% to $1.26 per Mcfe from first quarter 2003.

“Clearly our recent debt refinancing is a major achievement for us this year,” said Robert L. Cavnar, Chairman, President and Chief Executive Officer. “With our improved balance sheet and greater liquidity, we are investing in attractive drilling and development opportunities and, with the recent Jalmat acquisitions, we are positioned to grow our production rates after last year’s asset sales. Our strong cash flow this quarter was the result of increased commodity prices combined with our improved cost structure as compared to last year.”

Net Income: Net income for the three months ended March 31, 2004 was $360,000, or $0.01 per diluted share compared to net income of $10.6 million or $0.45 per diluted share for the three months ended March 31, 2003. First quarter 2004 net income included a $1.4 million ($0.9 million, net of taxes) non-cash gain related to extinguishment of debt. First quarter 2003 net income included a $22.4 million ($14.5 million, net of taxes) non-cash gain related to extinguishment of debt and a $1.7 million loss, net of taxes, due to the cumulative effect of a change in accounting principle. Excluding these special items, Mission reflected a net loss of $0.5 million in the first quarter of 2004 and a net loss of $2.2 million in the first quarter of 2003. Weighted average shares of common stock outstanding - diluted increased 40% to 33.1 million shares for the first quarter of 2004 from 23.6 million shares for the first quarter of 2003.

Discretionary Cash Flow and Earnings before Interest, Taxes and Non-Cash Items: First quarter 2004 discretionary cash flow more than doubled to $11.4 million, versus first quarter of 2003 discretionary cash flow of $5.3 million. Earnings before interest, taxes, depreciation and other items (“adjusted EBITDA”) for the first quarter of 2004 increased 49% to $17.1 million compared to adjusted EBITDA of $11.5 million in the first quarter of 2003. Net cash provided by operating activities was $18.7 million and $5.5 million in the first quarters of 2004 and 2003, respectively. See the attached schedule for the reconciliation of net cash provided by operating activities to discretionary cash flow and of net income to adjusted EBITDA.

Production: Total production in the first quarter of 2004 was 3,216 million cubic feet (“Mmcf”) of natural gas and 401,000 barrels (“bbls”) of oil, or 5,622 million cubic feet of gas equivalent (“Mmcfe”), compared to 2,337 Mmcf of gas and 561,000 bbls of oil, or 5,703 Mmcfe in the first quarter of 2003. Reflecting the increased focus on natural gas, the company’s percentage of production from natural gas was 57% in the first quarter of 2004 versus 40% in the prior year’s first quarter.

Lease Operating Expenses: Total lease operating expenses (“LOE”) for the first quarter of 2004 declined significantly from first quarter 2003 levels due primarily to the sale of high-cost oil properties and the acquisition of lower cost natural gas properties. On a unit basis, LOE for the first quarter of 2004 declined 19% to $1.26 per Mcfe from $1.56 per Mcfe in the first quarter of the prior year.

Capital Structure: From December 2003 through the first quarter of 2004, Mission completed three equity for debt swaps that resulted in the repurchase of $40 million of its 10 7/8% senior subordinated notes due 2007 for 16.75 million shares of common stock. On April 8, 2004, Mission completed a private offering of $130 million of its 9 7/8% senior notes due 2011, and simultaneously entered into a new senior secured revolving credit facility (the “Credit Facility”) and a new $25 million second lien term loan (the “Term Loan”). The Credit Facility had an initial borrowing base of $50 million, of which $30 million was available for general corporate purposes and $20 million was available for the acquisition of oil and gas properties. The net proceeds of the offering together with $21.5 million advanced under the Credit Facility and $25 million borrowed under the Term Loan are being used to fully redeem the outstanding 10 7/8% senior subordinated notes and to repay indebtedness under prior credit facilities.

“With these recent financing activities we now have a substantially stronger balance sheet, appreciably lower interest expense and much greater financial flexibility,” said Richard W. Piacenti, Mission’s Executive Vice President and Chief Financial Officer.

Drilling and Operations Update: In 2004 Mission acquired an approximately 94.5% operated working interest in the Jalmat field located in the Permian Basin through two transactions. The first was completed in January for $26.6 million and the second in April for $3.6 million. The combined transactions added approximately 30.8 billion cubic feet equivalent of gas of net proved reserves. The field’s current net production rate is approximately 5.4 Mmcfed.

During the first quarter of 2004, Mission spent $6.7 million for development activity, $2.1 million for exploration and $2.0 million for seismic data, land and corporate assets toward its $34.0 million 2004 capital budget. To date, Mission has participated in the drilling of 25 development wells and two exploratory wells. Of the development wells, 21 are located in the Permian Basin, three are located onshore Gulf Coast and one is located in Oklahoma. Twelve of the development wells were successful and the remaining 13 are in-progress. One exploratory well, the #1 Barry located in DeWitt County, Texas, was successful while the Glassock #1, located in Colorado County, Texas, was not commercially successful. Development activities are currently ongoing in the Brahaney Unit in Yoakum County, Texas, the TXL North Unit in Ector County, Texas and in the Jalmat field in Lea County, New Mexico. We have also drilled a successful development well in the Reddell field in Evangeline Parish Louisiana, the #1 Coreil.

Outlook: Guidance on performance for the second quarter and full year of 2004 is as follows:

	Second Quarter 2004	Full-Year 2004
Estimated Daily Production	Daily Average	Daily Average
Crude Oil (Barrels)	4,400 – 4,700	4,300 – 4,600
Natural Gas (Mmcf)	37 – 41	35 – 40
Total (Mmcfe)	64 – 68	62 – 66

Operating expenses	Per Mcfe	Per Mcfe
Lease operating expense	$1.18 - $1.28	$1.15 - $1.25
Taxes other than income	$0.40 - $.50	$0.35 - $0.40
Depreciation, depletion and amortization	$1.85 - $1.95	$1.85 - $1.95
General and administrative	$0.47 - $0.52	$0.45 - $0.50
Cash interest expense *	$4.3 - $4.8 million	$17 - $19 million
Income tax rate	36.5%, all deferred	36.5%, all deferred

*	Excludes non-cash interest expense of approximately $450,000 and $2.0 million for the second quarter of 2004 and the full-year 2004, respectively.

Current Hedging Program: Mission maintains an active hedging program, primarily utilizing no-cost collars, as an important element of its risk-mitigation strategy. Currently, Mission has hedged approximately 50% of rolling 12 months forward proved developed production and approximately 25% of rolling 12 to 24 months forward proved developed production. Since February 26, 2004, when Mission last provided an update on its hedging program, it has entered into five additional hedges. For the first quarter of 2005, Mission added an oil collar for 500 bbls per day with a floor price of $28.07 and ceiling price of $32.47. Four hedges were put in place for 2006 consisting of oil collars totaling 250 bbls per day with an average floor price of $26.26 and an average ceiling price of $30.58. See the attached schedule for a detailed list of all current hedges.

Conference Call Information: Mission will hold its quarterly conference call to discuss first quarter 2004 results on Thursday, May 6, 2004 at 10:00 a.m. Central Time. To participate, dial 877- 894-9681 a few minutes before the call begins. Please reference Mission Resources, conference ID 6682898. The call will also be broadcast live over the Internet from the Company’s website at www.mrcorp.com. A replay of the conference call will be available approximately two hours after the end of the call until Friday, May 21, 2004. To access the replay, dial (800) 642-1687 and reference conference ID 6682898.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

MISSION RESOURCES

STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
REVENUES:
Oil revenues	$11,044	$13,886
Gas revenues	17,752	11,851
Gain on extinguishment of debt	1,425	22,375
Interest and other income (expense)	(810)	535

	29,411	48,647

COSTS AND EXPENSES:
Lease operating expense	7,106	8,890
Taxes other than income	1,694	2,693
Transportation costs	25	90
Asset retirement obligation accretion expense	271	345
Depreciation, depletion and amortization	10,664	9,022
General and administrative expenses	2,823	2,572
Interest expense	6,262	6,027

	28,845	29,639

INCOME BEFORE TAXES AND CHANGE IN ACCTG METHOD	566	19,008
Income tax expense
Current	95	75
Deferred	111	6,578

	206	6,653

INCOME BEFORE CHANGE IN ACCOUNTING METHOD	$360	$12,355

Cumulative effect of a change in accounting method, net of deferred tax	—	(1,736)
NET INCOME	$360	$10,619

Earnings per share before change in acctg method	$0.01	$0.52
Earnings per share before change in acctg method-diluted	$0.01	$0.52
Earnings per share	$0.01	$0.45
Earnings per share-diluted	$0.01	$0.45
Weighted avg. common shares outstanding	31,611	23,586
Weighted avg. common shares outstanding-diluted	33,122	23,590
Discretionary cash flow (1)	$11,396	$5,316
Adjusted EBITDA (2)	$17,140	$11,529

(1)	Discretionary cash flows consists of net income excluding non-cash items. Non-cash items include depreciation depletion and amortization, gain (loss) due to hedge ineffectiveness (FAS 133), gain (loss) on interest rate swap, amortization of debt issue costs, amortization of bond premium, gain on extinguishment of debt, asset retirement accretion expense, receivable write-offs, cumulative effect of a change in accounting method, equity interest in earnings of White Shoal Pipeline and deferred taxes.

(2)	Earnings before interest, taxes and non-cash items consist of earnings before interest expense, taxes, and non-cash items detailed in footnote (1).

MISSION RESOURCES

SUMMARY OPERATING INFORMATION

	Three Months Ended March 31,
	2004	2003
AVERAGE SALES PRICE, INCLUDING
THE EFFECT OF HEDGES:
Oil ($/Bbl)	$27.54	$24.75
Gas ($/Mcf)	$5.52	$5.07
Equivalent ($/Boe)	$30.73	$27.06
Equivalent ($/Mcfe)	$5.12	$4.51
AVERAGE SALES PRICE, EXCLUDING
THE EFFECT OF HEDGES:
Oil ($/Bbl)	$34.25	$30.68
Gas ($/Mcf)	$5.55	$6.26
Equivalent ($/Boe)	$33.72	$33.49
Equivalent ($/Mcfe)	$5.62	$5.58
AVERAGE DAILY PRODUCTION:
Oil (Bbls)	4,407	6,233
Gas (Mcf)	35,341	25,967
Equivalent (Boe)	10,297	10,561
Equivalent (Mcfe)	61,783	63,365
TOTAL PRODUCTION:
Oil (MBbls)	401	561
Gas (MMcf)	3,216	2,337
Equivalent (MBoe)	937	951
Equivalent (MMcfe)	5,622	5,703
OPERATING COSTS PER MCFE:
Lease operating expense	$1.26	$1.56
Taxes other than income	$0.30	$0.47
General and administrative expenses	$0.50	$0.45
Depreciation, depletion, and amortization (1)	$1.86	$1.56

(1)	Depreciation of furniture and fixtures is excluded.

MISSION RESOURCES

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	March 31, 2004	December 31, 2003

ASSETS:
Current assets	$26,652	$44,378
Property, plant and equipment, net	326,979	302,128
Leasehold, furniture and equipment, net	2,261	2,340
Other assets	4,748	5,404

	$360,640	$354,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$40,368	$31,177
Term loan facility	80,000	80,000
Senior subordinated notes due 2007	87,426	117,426
Unamortized premium on senior subordinated notes	734	1,070
Deferred tax liability	16,676	17,270
Other long-term liabilities, excluding current portion	1,630	210
Asset retirement obligation, excluding current portion	31,517	32,157
Stockholders’ equity	109,363	80,647
Other comprehensive income (loss), net of taxes	(7,074)	(5,707)

	$360,640	$354,250

MISSION RESOURCES

CONDENSED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Three Months Ended March 31,
	2004	2003
OPERATING ACTIVITIES:
Net income	$360	$10,619
Adjustments to reconcile net income to net cash provided by operating activities	11,036	(5,303)
Net changes in operating assets and liabilities	7,297	180

Net cash provided by operating activities	18,693	5,496

INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(27,090)	(258)
Capital expenditures	(10,717)	(6,275)
Leasehold, furniture and equipment	(104)	(255)
Proceeds from sales of properties	2,119	3,564

Net cash used in investing activities	(35,792)	(3,224)

FINANCING ACTIVITIES:
Proceeds from borrowings	—	80,000
Repurchase of notes	—	(71,700)
Credit facility costs	(436)	(3,912)
Restricted cash held for investments	24,877	—

Net cash provided by financing activities	24,441	4,388

Net increase in cash and cash equivalents	7,342	6,660
Cash and cash equivalents at beginning of period	2,234	11,347

Cash and cash equivalents at end of period	$9,576	$18,007

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in thousands)

	Three Months Ended March 31,
	2004	2003
NET CASH PROVIDED BY OPERATING ACTIVITIES	$18,693	$5,496
Change in assets and liabilities	(7,297)	(180)

DISCRETIONARY CASH FLOW *	$11,396	$5,316

NET INCOME	$360	$10,619
Interest expense (1)	5,649	6,138
Gain on interest rate swap (1)	—	(520)
Amort. of deferred financing costs and bond prem. (1)	613	409
Income tax expense (benefit)	206	6,653
Depreciation, depletion and amortization	10,664	9,022
Gain on extinguishment of debt	(1,425)	(22,375)
Earnings - White Shoal Pipeline (2)	(16)	(290)
Cumulative effect of a chg. in acct. method, net of tax	—	1,736
Asset retirement accretion expense	271	345
Receivable write-offs (2)	395	—
Loss (gain) due to hedge ineffectiveness (2)	423	(208)

ADJUSTED EBITDA *	$17,140	$11,529

NET INCOME	$360	$10,619
Gain on extinguishment of debt, net of tax	(905)	(14,544)
Cumulative effect of a chg. in acct. method, net of tax	—	1,736

NET LOSS BEFORE GAIN AND CUMULATIVE CHANGE **	$(545)	$(2,189)

(1)	Included in interest expense
(2)	Included in interest and other income (expense)
*	NOTE - Management believes that adjusted earnings before interest, taxes and non-cash items and discretionary cash flow are relevant and useful information, which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Adjusted earnings before interest, taxes and non-cash items and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Adjusted earnings before interest, taxes and non-cash items and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, adjusted earnings before interest, taxes and non-cash items and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of adjusted earnings before interest, taxes and non-cash items and discretionary cash flow might not be comparable to similarly titled measures used by other companies.
**	NOTE - Management believes net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method is relevant and useful information. We believe it gives a clearer picture of the Company’s performance excluding material non-recurring transactions. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating perfomance. Net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

HEDGING SCHEDULE

OIL	GAS
Second Quarter 2004	Second Quarter 2004
2,500 bbl a day in a swap of $24.67	5,000 mmbtu a day in a collar of $3.70 to $4.08
5,000 mmbtu a day in a collar of $5.00 to $6.01
2,000 mmbtu a day in a collar of $4.50 to $5.10
2,000 mmbtu a day in a collar of $4.75 to $5.34

Third Quarter 2004	Third Quarter 2004
2,500 bbl a day in a swap of $24.30	5,000 mmbtu a day in a collar of $3.70 to $4.04
5,000 mmbtu a day in a collar of $5.00 to $5.75
2,000 mmbtu a day in a collar of $4.50 to $5.10
2,000 mmbtu a day in a collar of $4.75 to $5.35

Fourth Quarter 2004	Fourth Quarter 2004
2,500 bbl a day in a swap of $23.97	5,000 mmbtu a day in a collar of $3.85 to $4.23
5,000 mmbtu a day in a collar of $5.00 to $6.10
2,000 mmbtu a day in a collar of $4.50 to $5.45
2,000 mmbtu a day in a collar of $4.75 to $5.90

First Quarter 2005	First Quarter 2005
1,000 bbl a day in a collar of $26.50 to $29.51	1,000 mmbtu a day in a collar of $4.25 to $6.32
500 bbl a day in a collar of $27.50 to $29.25	1,000 mmbtu a day in a collar of $4.75 to $6.60
500 bbl a day in a collar of $28.07 to $32.47	3,000 mmbtu a day in a collar of $4.75 to $7.25

Second Quarter 2005	Second Quarter 2005
1,000 bbl a day in a collar of $26.00 to $28.86	1,000 mmbtu a day in a collar of $4.25 to $4.92
500 bbl a day in a collar of $27.00 to $28.65	1,000 mmbtu a day in a collar of $4.50 to $5.15
3,000 mmbtu a day in a collar of $4.50 to $5.62

Third Quarter 2005	Third Quarter 2005
1,000 bbl a day in a collar of $26.00 to $27.81	1,000 mmbtu a day in a collar of $4.25 to $4.72
500 bbl a day in a collar of $26.50 to $28.08	1,000 mmbtu a day in a collar of $4.50 to $5.19
3,000 mmbtu a day in a collar of $4.50 to $5.62

Fourth Quarter 2005	Fourth Quarter 2005
1,000 bbl a day in a collar of $26.00 to $27.09	1,000 mmbtu a day in a collar of $4.25 to $5.14
500 bbl a day in a collar of $26.00 to $27.80	1,000 mmbtu a day in a collar of $4.50 to $5.62
3,000 mmbtu a day in a collar of $4.50 to $6.01

First Quarter 2006
250 bbl a day in a collar of $26.46 to $30.90

Second Quarter 2006
250 bbl a day in a collar of $26.29 to $30.75

Third Quarter 2006
250 bbl a day in a collar of $26.24 to $30.51

Fourth Quarter 2006
250 bbl a day in a collar of $26.03 to $30.15

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISSION RESOURCES CORPORATION

Date: May 6, 2004	By:	/s/ Richard W. Piacenti
	Name:	Richard W. Piacenti
	Title:	Executive Vice President and Chief Financial Officer